EXHIBIT 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2004 SALES AND EARNINGS

        Eau Claire, Wisconsin (October 29, 2004) — National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “All three of our business segments — housewares/small appliances, defense, and absorbent products – contributed to the increase in sales revenues. As with the first two quarters, the earnings decline was expected due to the impact of two items of a non-recurring nature*. The first was the termination of the Company’s pension plan, which the Company had stated last year would result in a third quarter 2004 charge approximately three times the size of the one recorded in third quarter 2003. The second is the comparatively smaller benefit enjoyed in 2004 from the partial reversal of the Company’s LIFO manufacturing reserve, reflecting the ongoing sale of small appliances produced prior to the transition of production from domestic plants to the Orient. Excluding these two items, all three segments enjoyed earnings increases, with the majority of the increases derived from housewares/appliances and defense. Those increases were offset in part by reduced earnings from the Company’s portfolio, due in largest part to a reduction in the size of the portfolio stemming from the use of funds for both the acquisition and expansion of defense and absorbent product businesses.”

The Company also announced the re-election during its October 19, 2004, annual stockholder meeting of Richard N. Cardozo and Patrick J. Quinn to new three-year terms as Directors. In addition, stockholders were shown Presto’s 2004 new products.

National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

THREE MONTHS ENDED

	Oct. 3, 2004		Sept 28, 2003

Net Sales	$41,205,000		$26,849,000
Net Earnings	$ 1,989,000	*	$ 2,078,000	*
Net Earnings Per Share	$ .29	*	$ .30	*
Weighted Shares Outstanding	6,823,000		6,818,000

NINE MONTHS ENDED

	Oct. 3, 2004		Sept 28, 2003

Net Sales	$93,495,000		$70,355,000
Net Earnings	$ 4,877,000	*	$ 6,049,000	*
Net Earnings Per Share	$ .71	*	$ .88	*
Weighted Shares Outstanding	6,821,000		6,822,000

* Both 2003 and 2004 third quarters were favorably impacted by a partial reversal of the LIFO reserve. Net of taxes, the effect in the 2004 quarter was $69,000 — $.01 per share versus $573,000 — $.08 per share in the 2003 quarter, which were more than offset in both quarters by the pension termination charge of $2,176,000 — $.32 cents in third quarter 2004 versus $731,000 — $.11 per share in third quarter 2003. For the first nine months of 2004, the LIFO reserve has resulted in a net comparative earnings decline of $1,610,000 or $.23 per share from the comparable 2003 period.

**Trademark of National Presto Industries, Inc.